EXHIBIT 10.5

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of January 31, 2006, by and between Greater Bay Bancorp, a California corporation (the “Company”) and David L. Kalkbrenner (“Kalkbrenner”).

RECITALS

A. As of the date of this Agreement, Kalkbrenner has retired as a Director of the Company, having previously served as the President and Chief Executive Officer of the Company from 1996 through 2003 and as the founding President and Chief Executive Officer of Mid-Peninsula Bank prior to that time;

B. The Company desires to employ Kalkbrenner as a fixed term employee so as to continue to avail itself of Kalkbrenner’s knowledge of the banking industry and his strong ties to the clients of Mid-Peninsula Bank and the community in which it operates.

C. Accordingly, the parties desire to enter into this Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the respective undertakings of the Company and Kalkbrenner set forth below, the Company and Kalkbrenner agree as follows:

1. Duration. This Agreement shall commence on January 31, 2006 and shall continue until January 31, 2007, unless earlier terminated as provided in Section 4 of this Agreement (the “Employment Term”) or renewed for an additional one-year term at the sole discretion of the Company.

2. Position, Duties and Compensation.

(a) Kalkbrenner shall serve as an at-will fixed term employee with the title “Chairman of the Mid-Peninsula Bank Strategic Development Board.” In that capacity, his responsibilities shall include facilitating development of new and/or retention of existing client relationships, promoting the transition and success of the Mid-Peninsula Bank Chief Executive Officer and assisting the Company’s Chief Executive Officer and Chairman on corporate matters as requested.

(b) The Company shall pay Kalkbrenner $10,000 per month (“Base Salary”) during the Employment Term, subject to required withholdings. The Company shall reimburse Kalkbrenner for all reasonable business expenses authorized by the Company’s CEO or his duly authorized designee. The Company shall also provide Kalkbrenner with office space, office supplies, a laptop computer and cellular telephone for his use during the Employment Term.

(c) During the Employment Term, Kalkbrenner’s existing stock options and shares of restricted stock will continue to be governed by the terms of their respective grant agreements. If the Company decides, in its sole discretion, not to renew this Agreement at the end of the Employment Term, the restrictions on all remaining shares of restricted stock previously granted to Kalkbrenner shall lapse and the vesting of all unvested stock options previously granted to Kalkbrenner shall accelerate so that 100% of such stock options shall be fully vested effective on the last day of the Employment Term.

(d) Continuing Services. During the Employment Term, Kalkbrenner will be called upon to provide such services for the Company and its subsidiaries as determined from time to time by the Company’s Chief Executive Officer. Kalkbrenner will not be required to follow a regular daily or weekly work schedule, but Kalkbrenner will be expected to provide services for approximately 20 hours per month.

(e) Fringe Benefits. The participation of Kalkbrenner and his spouse, during the Employment Term and thereafter, in the Company’s group health and medical insurance plans will continue to be governed by Section 13 of the Employment Agreement, dated as of January 1, 1999, as amended as of December 11, 2000, between the Company and Kalkbrenner (the “Amended Employment Agreement”). As a part-time, fixed term employee, Kalkbrenner will not be entitled to participate in any other benefit plans of the Company, including severance and change in control pay plans, and will not earn or be entitled to receive any vacation benefits.

3. Covenants.

3.1 Compliance with Policies. In connection with the performance of his duties and responsibilities, Kalkbrenner shall comply with all policies, rules and procedures reasonably adopted from time to time by the Company, including, but not limited to, the Company’s Code of Conduct and Ethics, Insider Trading Policy and Information Security Policy.

3.2 No Conflicting Employment. Kalkbrenner shall not, during the Employment Term, engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or its subsidiaries and affiliates are now involved or become involved during the Employment Term, nor will Kalkbrenner engage in any other activities that conflict with Kalkbrenner’s obligations to the Company. Kalkbrenner shall not provide services to any board of directors of any for-profit organization without the prior written approval of the Company’s Chief Executive Officer.

3.3 Confidential Information.

(a) Confidential Information. Except as herein provided, Kalkbrenner agrees that during and after the term of this Agreement, he (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the prior written consent of the Company’s Chief Executive Officer except in the performance of Kalkbrenner’s duties for the Company; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Company’s Board or the Company’s Chief Executive Officer with respect to Confidential Information. For purposes of this Agreement, “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licenses, licensors, vendors or affiliates, that Kalkbrenner may produce, obtain or otherwise acquire or have access to during the course of his employment by the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists (including but not limited to: customers of the Company on whom Kalkbrenner called or with whom Kalkbrenner became acquainted during the term of his employment); special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; technical data; software programs; finances; operations and production costs; ideas; plans technology; brokers or other entities which refer customers to the Company; proposals; market analyses; technical services; incentives; customer needs; customer risks or risk factors; customer purchasing patterns; customer renewal or expiration data; customer concerns; pricing and profit margins; and other information which the Company has developed at significant expenditure of time, effort and/or expense. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company.

(b) Third Party Information. Kalkbrenner recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Kalkbrenner agrees that he owes the Company and such third parties, during the term of the Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

(c) Return of Confidential Material. In the event of Kalkbrenner’s termination of employment with the Company for any reason whatsoever, Kalkbrenner agrees promptly to surrender and deliver to the Company all records, notes, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his employment, and Kalkbrenner will not retain or take with him any tangible materials containing or pertaining to any Confidential Information that Kalkbrenner may produce, acquire or obtain access to during the term of this Agreement.

3.4 Nonsolicitation.

(a) Nonsolicitation of Employees. Kalkbrenner agrees that during the period of his employment, he will not, directly or indirectly, induce, solicit, recruit or encourage any employee of the Company to leave the employ of the Company, which means that he will not: (i) disclose to any third party the names, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for Kalkbrenner or any other employer.

(b) Nonsolicitation of Customers Using Confidential Information. Kalkbrenner agrees that during the period of his employment and thereafter, he will not solicit, either on behalf of Kalkbrenner of any third party, the business of any client or customer of the Company, whether past, present or prospective, using any Confidential Information.

(c) Nonsolicitation of Identified Customers. In addition to Kalkbrenner’s obligations under Section 3.4(b), Non-Solicitation of Customers Using Confidential Information, Kalkbrenner further agrees that during the period of his employment, he will not solicit, either on behalf of himself or any third party, the business of any client or customer of the Company, whether past, present or prospective; (i) whose business Kalkbrenner was directly or indirectly involved in soliciting or recruiting on behalf of the Company during the one-year period prior to the date of Kalkbrenner’s termination of employment with the Company; or (ii) whose account Kalkbrenner was assigned to or whose account Kalkbrenner serviced during the one-year period prior to the date of Kalkbrenner’s termination of employment with the Company. Such restriction shall not apply to any customer of the Company that terminated its relationship with the Company and became a customer of a competitor of the Company (other than a competitor with which Kalkbrenner was affiliated) at least 12 months prior to the acceptance of business by Kalkbrenner.

4. Termination. This Agreement and all related obligations of the parties under this Agreement (excluding Kalkbrenner’s obligations that expressly extend beyond termination of employment) shall terminate on January 31, 2007 unless earlier terminated as follows:

4.1 Termination of Employment With Cause. During the Employment Term, the Company may terminate this Agreement with “Cause” at any time without advance notice. For purposes of this Agreement, “Cause” shall mean any of the following that has a material adverse effect upon the Company: (i) willful failure or refusal to perform a substantial or material lawful directive of the Company’s Board or the Company’s Chief Executive Officer; (ii) willful misconduct or deliberate violation of any fiduciary obligations or other duties owed the Company; (iii) performance of material duties in a grossly negligent manner or material violation of applicable laws or regulations in the performance of Kalkbrenner’s duties as set forth herein; (iv) Kalkbrenner’s conviction of a felony; or (v) Kalkbrenner’s conviction of a crime involving moral turpitude, fraudulent conduct or dishonest conduct. In the event the Company terminates this Agreement for Cause, Kalkbrenner shall be paid only his Base Salary earned through the date of termination.

4.2 Termination of Employment Without Cause. If the Company terminates this Agreement during the Employment Term without Cause, Kalkbrenner shall be paid his Base Salary through the end of the Employment Term payable in one lump sum within 30 days of the date of termination.

4.3 Termination Due to Death or Permanent Disability. This Agreement shall terminate automatically upon death or permanent disability of Kalkbrenner. In such event,

Kalkbrenner or, in the case of death, Kalkbrenner’s estate shall receive Kalkbrenner’s Base Salary earned through the date of such occurrence. For purposes of this Agreement, the term “permanent disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which renders Kalkbrenner unable to engage in any substantial gainful activity. Whether or not Kalkbrenner meets these conditions will be determined by the Company in its sole discretion.

5. Miscellaneous.

5.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the headquarters addresses of the Company and the address of Kalkbrenner contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4 Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions of California. Kalkbrenner expressly consents to personal jurisdiction in the state and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

5.5 Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by Kalkbrenner without the prior written consent of the other parties.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

5.7 Withholding. All sums payable to the Kalkbrenner hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

5.8 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

5.9 Arbitration. Kalkbrenner and the Company mutually agree that they will submit all disputes arising under this Agreement or arising out of or related to Kalkbrenner’s employment with the Company to final and binding arbitration in Palo Alto, California, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) or, if the parties mutually agree, under the Employment Arbitration Rules and Procedures of JAMS. The arbitrator selected shall have the authority to grant Kalkbrenner or the Company all remedies otherwise available by law.

Notwithstanding anything to the contrary in the AAA or JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Kalkbrenner and the Company shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration, and, except in such disputes where Kalkbrenner asserts a claim under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or as otherwise required by law, shall split equally the fees and administrative costs charged by the arbitrator and the arbitration services. In disputes where Kalkbrenner asserts a Statutory Claim against the Company, Kalkbrenner shall be required to pay only the arbitration filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the arbitration service. In disputes where Kalkbrenner asserts a Statutory Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court.

5.10 Entire Agreement; Modifications. Except for Section 13 of the Amended Employment Agreement, which is herein incorporated by reference, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including the Consulting Agreement, dated January 1, 2004, between the Company and Kalkbrenner which expired by its terms on December 31, 2005. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

GREATER BAY BANCORP

By:	/s/ Byron A. Scordelis
Byron A. Scordelis
President and Chief Executive Officer

/s/ David L. Kalkbrenner
David L. Kalkbrenner

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